Exhibit 10.4

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is effective as of June 14th, 2012 (the “Effective Date”), by and between CardioFocus, Inc. (“CardioFocus” or a “Party”), a Massachusetts corporation, and Cardiogenesis Corporation (“Cardiogenesis” or a “Party”), a Florida corporation. CardioFocus and Cardiogenesis are sometimes referred to hereinafter collectively as the “Parties.”

1.	Background of the Agreement

1.1.        CardioFocus and Cardiogenesis are parties to the civil action captioned CardioFocus, Inc. v. Candela Corporation, et al., Case No.: 08-CV-10285NMG, pending in the United States District Court Massachusetts (hereinafter, “the Litigation”).

1.2.        The Parties wish to compromise and settle the Litigation and to fully and finally release and forever discharge each other of all possible claims on the terms and conditions stated herein.

1.3.        This Agreement sets forth Cardiogenesis’ entire liability, if any, and CardioFocus’ sole and exclusive remedy in connection with the Litigation.

1.4.        The Parties enter into the Agreement in consideration of the mutual covenants and promises set forth herein.

2.	Definitions

2.1.        In addition to the terms defined elsewhere herein, each of the following terms shall have the meaning set forth below:

2.1.1.   “CardioFocus Patents in Suit” means United States Patent Nos. 6,547,780 (“the‘780 patent”), 6,159,203 (“the‘203 Patent”) and 5,843,073 (“the ‘073

patent”) and all continuations, continuations-in-part, divisionals, reissues, and reexamination certificates of the ‘780, ‘203 and ‘073 patents, and including any counterparts thereof in any country of the world in which there are counterparts of the ‘780, ‘203 and ‘073 patents.

2.1.2.   “Accused Products” means the Cardiogenesis TMR 2000, Solargen 2100, SoloGrip III, Pearl 5.0 and Pearl 8.0.

2.1.3.   “Parents” with respect to Cardiogenesis means, at any time, any person or entity, whether previously, now or hereafter existing, which directly or indirectly owns or controls at least fifty percent (50%) of Cardiogenesis’ outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority), or which directly or indirectly owns or controls the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership or control by a foreign entity is not permitted. “Parents” with respect to CardioFocus means, at any time, any person or entity, whether previously, now or hereafter existing, which directly or indirectly owns or controls at least fifty percent (50%) of CardioFocus’ outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority), or which directly or indirectly owns or controls the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership or control by a foreign entity is not permitted.

2.1.4.   “Subsidiaries” with respect to Cardiogenesis means, at any time, whether previously, now or hereafter existing, any person or entity at least fifty percent (50%), or the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted, of whose outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority) are directly or indirectly owned or controlled by Cardiogenesis.

“Subsidiaries” with respect to CardioFocus means, at any time, whether previously, now or hereafter existing, any person or entity at least fifty percent (50%), or the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted, of whose outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority) are directly or indirectly owned or controlled by CardioFocus.

2.1.5.   “Affiliates” with respect to Cardiogenesis means, at any time, whether previously, now or hereafter existing, any person or entity at least fifty percent (50%), or the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted, of whose outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority) are directly or indirectly owned or controlled by any of Cardiogenesis’ Parents or Subsidiaries. “Affiliates” with respect to CardioFocus means, at any time, whether previously, now or hereafter existing, any person or entity at least fifty percent (50%), or the maximum percentage permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted, of whose outstanding shares, securities or ownership interest (representing the right to vote for the election of directors or other managing authority) are directly or indirectly owned or controlled by any of CardioFocus’ Parents or Subsidiaries.

3.	Payment by Cardiogenesis

3.1.        Within thirty (30) days of execution of the Agreement by all Parties, Cardiogenesis will pay the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00 U.S.) to CardioFocus and its attorneys, Niro, Haller & Niro, by wire transfer to a client account provided by Niro, Haller & Niro.

3.2.      The Parties acknowledge and agree that all conditions precedent for the payment obligation set forth in paragraph 3.1 above have been fully satisfied, and such payment obligation cannot hereafter be forfeited, extinguished, or rendered null and void for any reason, including but not limited to a subsequent finding of invalidity, unenforceability, or non-infringement of the CardioFocus Patents in Suit. The Parties further acknowledge and agree that Cardiogenesis’ failure to make the payment pursuant to paragraph 3.1 above shall constitute a material breach of the provisions of this Agreement, and shall render null and void the releases and covenants granted in this Agreement.

4.	Releases

4.1.      CardioFocus and its officers, directors, managers, shareholders, employees, agents, principals, successors, assigns, representatives, insurers, and attorneys knowingly, voluntarily, unconditionally, fully and finally release, acquit, and forever discharge Cardiogenesis, its Subsidiaries, all Affiliates of Cardiogenesis and its Subsidiaries, and all Parents of Cardiogenesis and its Subsidiaries, and all officers, directors, managers, shareholders, employees, agents, principals, successors, assigns, representatives, insurers, and attorneys of any of the foregoing, and all purchasers, distributors, sellers, manufacturers, importers, and users of the Accused Products of and from any and all claims, actions, causes of action, demands, suits, liabilities, damages, losses, costs and expenses of any and every kind and nature whatsoever, whether known or unknown, actual or potential, suspected or unsuspected, fixed or contingent (collectively, “Claims”), which Claims have been made as of the date of this Agreement, or which might be made at any time in the future, that arise out of, or relate to, directly or indirectly, the CardioFocus

Patents in Suit as defined in paragraph 2.1.1 above and/or the Accused Products as defined in paragraph 2.1.2 above, including, but not limited to: (a) any Claims related to alleged infringement, inducement of infringement, or contributory infringement of any of the claims of the CardioFocus Patents in Suit, as defined in paragraph 2.1.1 above; (b) any Claims that the Accused Products, as defined in paragraph 2.1.2 above, infringe any valid claim of any patent that is currently owned by CardioFocus, including all parents, continuations, continuations-in-part, divisionals, reissues, and reexamination certificates and foreign counterparts; and (c) any Claims which by pleading, amendment, or supplement were or could be or could have been alleged in the Litigation, provided, however, that nothing in this paragraph shall be construed to release, acquit, or discharge Cardiogenesis from any obligation it has expressly assumed in the Agreement.

4.2.        Cardiogenesis and its officers, directors, managers, shareholders, employees, agents, principals, successors, assigns, representatives, insurers, and attorneys knowingly, voluntarily, unconditionally, fully and finally release, acquit, and forever discharge CardioFocus, its Subsidiaries, all Affiliates of CardioFocus and its Subsidiaries, and all Parents of CardioFocus and its Subsidiaries, and all officers, directors, managers, shareholders, employees, agents, principals, successors, assigns, representatives, insurers, and attorneys of any of the foregoing, of and from any and all claims, actions, causes of action, demands, suits, liabilities, damages, losses, costs and expenses of any and every kind and nature whatsoever, whether known or unknown, actual or potential, suspected or unsuspected, fixed or contingent (collectively, “Claims”), which Claims have been made as of the date of this Agreement, or which might be made at any time in the future, that arise out of, or relate to, directly or indirectly, the CardioFocus Patents in Suit as defined in paragraph 2.1.1 above, including, but not limited to: (a) any Claims related to alleged invalidity, inequitable conduct, or misuse of any of the claims of the CardioFocus Patents in Suit as defined in paragraph 2.1.1 above, and (b) any Claims which by pleading, amendment, or supplement were or could be or could have been alleged in the Litigation, provided, however, that nothing in this paragraph shall be construed to release, acquit, or discharge CardioFocus from any obligation it has expressly assumed in the Agreement.

5.	Dismissal of Litigation

5.1.        Promptly upon the execution of this Agreement by both Parties, counsel for the Parties shall cause to be filed in the Litigation a Final Order and Dismissal with Prejudice of all of CardioFocus’ claims against Cardiogenesis and all of Cardiogenesis’ claims against CardioFocus.

5.2.        Each Party will pay its own attorneys’ fees and costs incurred in connection with the Litigation.

5.3.        Each Party agrees that this Agreement does not constitute evidence of, or any admission of any liability, omission, or wrongdoing of any kind, and it shall not be offered or received into evidence or otherwise filed or lodged in any proceeding against any Party except as maybe necessary to prove and enforce its terms. It is expressly understood and agreed that neither this Agreement nor any consideration provided pursuant to the Agreement are to be construed as an admission of liability on the part of Cardiogenesis or any related entity. This Agreement represents a settlement and compromise and is not intended to be a recognition of either the validity, enforceability or infringement of the CardioFocus Patents in Suit and is a compromise and settlement under Rule 408 of the Federal Rules of Evidence and shall not be introduced into evidence by either party except in connection with a claim of breach of this Agreement.

6.	Entire Agreement and Amendments

6.1.        The Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior representations, discussions, negotiations, agreements, and understandings, whether written or oral, with respect thereto.

6.2.        The Agreement may be modified only by a written amendment signed by all Parties, and no waiver of any provision of the Agreement or the breach thereof shall be effective unless expressed in a writing signed by the waiving party. The waiver by any party hereto of any of the provisions of the Agreement or of the breach thereof shall not operate or be construed as a waiver of any other provision or breach thereof.

7.	Assignment and Transfer

7.1.        The covenants and releases granted herein by CardioFocus to Cardiogenesis are personal and are non-transferable by Cardiogenesis to a third party without CardioFocus’ express written consent, which shall not be unreasonably withheld, except the rights of Cardiogenesis may be transferred or assigned to (1) another entity in connection with a reorganization, merger, consolidation, acquisition or other restructuring involving all or substantially all of the voting securities and/or assets of Cardiogenesis; or (2) any successor entity or entities that acquire all or any part of Cardiogenesis’ applicable business(es) to which the CardioFocus Patents in Suit as defined in paragraph 2.1.1 above may relate, provided that the transfer or assignment is limited to the past, present and future products and/or services of the transferred business(es) only and not to any past, present, or future products and/or services of any acquiring company. In the event of any transfer or assignment, the covenants and releases granted to Cardiogenesis in this Agreement shall remain in full force and effect and shall not be affected by such transfer or assignment.

8.	Authority, Representations, and Warranties

8.1.        The persons executing this Agreement represent and warrant that they have read the agreement, have the authority to execute it on behalf of the Party for which they have signed and understand its contents and are executing it freely and voluntarily with an intent to bind their respective Party to its terms.

8.2.        The Parties represent and warrant that they have the authority, without joinder by others, to grant the releases and covenants provided for in this Agreement. The Parties further represent and warrant that they have not assigned or otherwise transferred, either in whole or in part, any claim released in the Agreement, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of the releases and covenants provided for in this Agreement.

8.3.        CardioFocus represents and warrants that it has sole ownership in the CardioFocus Patents in Suit as defined in paragraph 2.1.1 above, and has the sole right to collect damages, including past damages for infringement, and has the sole right to grant the rights granted herein and to enter into this Agreement, and shall defend, indemnify and hold harmless Cardiogenesis and its Parents, Subsidiaries and Affiliates from and against any claims from a third party claiming a right to payment of any portion of the settlement agreement, or for infringement of the CardioFocus Patents in Suit.

9.	Notice and Right to Cure

9.1.        In the event that a party (“Complaining Party”) considers that another party hereto (“Allegedly Breaching Party”) has breached a term or provision of the Agreement, the Complaining Party shall give written notice to the Allegedly Breaching Party describing the nature of the breach in reasonable detail. The Allegedly Breaching Party shall then have ten (10) days to cure the alleged breach to the reasonable satisfaction of the Complaining Party.

9.2.        The provisions of paragraph 9.1 shall be followed by the Parties prior to the initiation of any suit or legal proceeding relating to the Agreement, including any suit or legal proceeding to enforce the terms of the Agreement.

9.3.        All notices, requests, or demands relating to the Agreement shall be in writing and shall be deemed to have been adequately given and delivered (a) upon personal delivery (including personal delivery by overnight mail or courier) to the party to be notified, (b) five (5) business days after deposit with certified mail, return receipt requested, prepaid and addressed to the party to be notified at the address set forth herein, or (c) immediately upon transmission and receipt of confirmation if sent by facsimile to the receiving party at the facsimile number set forth herein.

9.4.        All notices, requests, or demands hereunder shall be made to the following representatives of the Parties at the address set forth below, unless another address is specified hereafter in writing by a Party:

9.4.1.    If to Cardiogenesis:

Jeff Burris

Vice President & General Counsel

CryoLife

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 30144

with a copy to:

Bart L. Kessel

Tucker Ellis LLP

515 South Flower Street

42nd Floor

Los Angeles, California 90071

9.4.2.    If to CardioFocus:

Steve Sagon

Chief Executive Officer

CardioFocus, Inc.

500 Nickerson Rd.

Marlborough, Massachusetts 01752

with a copy to:

Gregory P. Casimer

Frederick C. Laney

Niro, Haller & Niro

181 West Madison Street, Suite 4600

Chicago, Illinois 60602

10.	General

10.1.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts taken together shall constitute one and the same instrument. Facsimile and electronically scanned signatures shall be deemed original signatures. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

10.2.    The Parties agree not to make any public statements that defame or disparage the business reputation, practices or conduct of the other party, its directors or officers.

10.3.    Each of the Parties agrees, promptly upon reasonable request therefore, to prepare, execute, acknowledge, deliver, or file such other an further papers, forms, instruments, and documents, and to take such other and further action as may be necessary or convenient to evidence, perfect, or enforce any of the rights and obligations arising under or in connection with the Agreement or with any document or agreement referred to herein or otherwise to consummate or carry out the intent of the Agreement.

10.4.    The section headings contained in the Agreement are for convenience only and shall not in any way affect the meaning or interpretation of the provisions hereof.

10.5.    In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party has breached the Agreement, then the breaching Party shall be liable and shall pay to the other Party the legal fees incurred by the other Party in connection with such litigation, including any appeal therefrom

This Agreement was jointly drafted by the Parties and the language of all parts of the Agreement shall in all cases be construed as a whole according to its meaning and not strictly for or against any of the Parties.

IN WITNESS WHEREOF, the Parties have hereunto signed their names on the dates indicated.

CARDIOFOCUS, INCORPORATED		CARDIOGENESIS CORPORATION

/s/ Stephen W. Sagon		/s/ D. A. Lee

Dated:	June 14, 2012	Dated:	6/14/2012

Its:	President & CEO	Its:	EVP, COO & CFO

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